EXHIBIT 99

[LILLY ICOS LOGO]


                               Date:     July 21, 2006
                               Refer to: (317) 276-5795 - Terra Fox, Lilly
                                         (425) 415-2207 - Lacy Fitzpatrick, ICOS

  Lilly ICOS LLC Reports Record Sales and Net Income for Second Quarter of 2006
                 - Worldwide Sales of Cialis Top $233 Million -
          - Net Income Grows to $75.8 Million for 2006 Second Quarter -

Bothell, WASH. and Indianapolis, IND. - July 21, 2006 - Lilly ICOS LLC (Lilly
ICOS) (NYSE: LLY and Nasdaq: ICOS) is releasing its financial results for the 2006 second quarter, ended June 30. Worldwide sales of Cialis(R) (tadalafil)(1) totaled $233.2 million in the second quarter of 2006, an increase of 22% compared to the second quarter of 2005. Net income was $75.8 million for the 2006 second quarter, compared to a net loss of $1.7 million in the 2005 second quarter.

Cialis Net Sales:
-----------------
(in millions)

                                    Three Months Ended             Six Months Ended
                                        June 30,                      June 30,
                                --------------------------   --------------------------
                                    2006            2005         2006            2005
                                -----------      ---------   -----------      ---------
Lilly ICOS Territories:
     United States                $ 93.8          $ 71.1       $ 176.3         $ 113.9
     Europe(2)                      71.4            60.9         139.0           117.2
     Canada and Mexico              17.5            13.8          34.6            26.0
                                -----------      ---------   -----------      ---------
        Total Lilly ICOS           182.7           145.8         349.9           257.1
Royalty Territories                 50.5            45.1         106.2            84.0
                                -----------      ---------   -----------      ---------
        Worldwide Total          $ 233.2          $190.9       $ 456.1         $ 341.1
                                ===========      =========   ===========      =========

"Cialis delivered strong worldwide sales in the second quarter, due to both gains in market share and growth of the ED market," said John Bamforth, Director, International Marketing, for Lilly. "Cialis has continued to increase market share across the Lilly ICOS territories every quarter since it was launched, in 2003. We are especially pleased to note the resumption of year-over-year growth in the U.S. ED market in the second quarter 2006."



-------------
(1) Cialis(R) is a registered trademark of Lilly ICOS LLC.
(2) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

In the U.S., market share of total prescriptions of Cialis reached 26.1% in June 2006, an increase of 2.8 percentage points from June 2005.(3) Across Europe, Canada, and Mexico, Cialis captured 34.4% of aggregate market share in May 2006, an increase of 3.5 percentage points from May 2005.(4) For the 2006 second quarter, the U.S. ED market grew 3.3%, compared to the second quarter of 2005.(5)

Within the past three months, Lilly ICOS has submitted regulatory filings in Europe and Canada, seeking approval for Cialis Once-A-Day to treat erectile dysfunction. Lilly ICOS plans to file a supplemental new drug application, for once-a-day dosing of Cialis, in the United States later this year.

"We are excited about the potential for Cialis as a once-a-day treatment for ED," remarked Paul Clark, ICOS Chairman and CEO. "The ED medical experts that we have consulted with are enthusiastic about the possibility that Cialis Once-A-Day could provide a welcome alternative for the man with ED who takes a PDE5 inhibitor more frequently than average. In market research, patients with ED have expressed interest in the possibility of treating this chronic condition with a once-daily tablet."

Lilly ICOS is continuing to evaluate tadalafil for potential benefits in treating other medical indications. Later this year, Lilly ICOS is expected to begin enrolling patients in a Phase 2b clinical study of tadalafil for the treatment of benign prostatic hyperplasia (BPH). Results will be available from the Phase 2 proof-of-concept study of tadalafil in hypertension this year. And, patient enrollment is continuing in a Phase 3 clinical study of tadalafil for the treatment of pulmonary arterial hypertension, a life threatening condition.


Financial Results
-----------------

Lilly ICOS reported net income of $75.8 million for the three months ended June 30, 2006, compared to a net loss of $1.7 million for the three months ended June 30, 2005, reflecting a $42.3 million (22%) increase in worldwide sales of Cialis and a $35.9 million (28%) reduction in selling, general and administrative expenses.

Total Lilly ICOS revenue for the second quarter of 2006 was $194.3 million, compared to $154.9 million for the second quarter of 2005, an increase of 25%. The increase primarily reflects the impact of market share gains, market growth and price increases. Royalty revenue in the second quarter of 2006 includes $1.5 million related to a reconciliation of third party sales.

Cost of sales was 7.9% of net product sales in the 2006 second quarter, compared to 8.2% in the 2005 second quarter. The percentage decrease was primarily the result of price increases in 2005 and 2006.



-------------
(3) IMS Health, IMS National Prescription Audit Plus(TM), (based on total prescriptions), June 2006 and 2005.
(4) Based on PDE5 inhibitor tablets from wholesalers to pharmacies, IMS Health, IMS MIDAS May 2006 and 2005.
(5) Based on calculations using IMS National Prescription Audit Plus(TM), (PDE5 prescriptions dispensed at pharmacies), June 2006 and 2005.

The $35.9 million decrease in selling, general and administrative expenses, in the second quarter of 2006, compared to the second quarter of 2005, was primarily due to refinements in our U.S. sales force configuration and lower consumer marketing expenditures in the second quarter of 2006.

Research and development expenses were $13.8 million in the second quarter of 2006, compared to $18.4 million in the second quarter of 2005. The decrease was primarily the result of completing, in 2005, the BPH Phase 2 clinical study and once-a-day dosing trials, as well as other regulatory studies, partially offset by increased costs associated with the ongoing Phase 2 proof-of-concept study in hypertension and Phase 3 clinical study in PAH.

For the six months ended June 30, 2006, Lilly ICOS reported net income of $140.7 million, compared to a net loss of $43.4 million for the six months ended June 30, 2005. The improvement was primarily due to the $115.0 million (34%) increase in worldwide sales of Cialis and an $86.4 million (33%) reduction of selling, general and administrative expenses.

About Lilly ICOS LLC
--------------------

Lilly ICOS LLC, a joint venture equally owned by ICOS Corporation and Eli Lilly and Company, is marketing Cialis in North America and Europe for the treatment of erectile dysfunction.

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, hypertension, pulmonary arterial hypertension, cancer and inflammatory diseases.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the managements of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve sustained commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent ICOS' and Lilly's judgments as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.

                       --Selected financial data follows--



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

                                 Lilly ICOS LLC
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (unaudited)

                                    Three Months Ended               Six Months Ended
                                         June 30,                        June 30,
                               -------------------------        ------------------------
                                  2006           2005             2006           2005
                               ---------      ----------        ---------     ----------
Revenue:
  Product sales, net           $182,661       $ 145,882         $349,935       $257,076
  Royalties                      11,642           9,010           22,730         16,800
                               ---------      ----------        ---------     ----------
    Total revenue               194,303         154,892          372,665        273,876
                               ---------      ----------        ---------     ----------
Expenses:
  Cost of sales                  14,370          11,934           27,752         21,686
  Selling, general and
   administrative                90,342         126,232          176,859        263,259
  Research and development       13,820          18,413           27,322         32,287
                               ---------      ----------        ---------     ----------
    Total expenses              118,532         156,579          231,933        317,232
                               ---------      ----------        ---------     ----------
Net income (loss)              $ 75,771       $  (1,687)        $140,732       $(43,356)
                               =========      ==========        =========     ==========




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

                                                                 Lilly ICOS LLC
                                                          SUMMARIZED OPERATING RESULTS
                                                                 (in thousands)
                                                                   (unaudited)

                                            2006                                               2005
                               -------------------------------        -------------------------------------------------------
                                 Q1          Q2        TOTAL             Q1          Q2          Q3         Q4        TOTAL
                               --------    --------   --------        ---------   --------    --------   ---------   --------
Revenue:
  Product sales, net:
      United States            $ 82,537    $ 93,779   $176,316        $ 42,744    $ 71,118    $ 77,438   $ 81,615    $272,915
      Europe                     67,586      71,374    138,960          56,264      60,925      61,992     65,311     244,492
      Canada and Mexico          17,151      17,508     34,659          12,186      13,839      14,727     18,575      59,327
                               --------    --------   --------        --------    --------    --------   --------    --------
                                167,274     182,661    349,935         111,194     145,882     154,157    165,501     576,734
  Royalties                      11,088      11,642     22,730           7,790       9,010       8,172      8,997      33,969
                               --------    --------   --------        --------    --------    --------   --------    --------
          Total revenue         178,362     194,303    372,665         118,984     154,892     162,329    174,498     610,703
                               --------    --------   --------        --------    --------    --------   --------    --------
Expenses:
  Cost of sales                  13,382      14,370     27,752           9,752      11,934      12,378     13,200      47,264
  Selling, general and
   administrative                86,517      90,342    176,859         137,027     126,232     112,152     84,416     459,827
  Research and development       13,502      13,820     27,322          13,874      18,413      18,035     15,494      65,816
                               --------    --------   --------        --------    --------    --------   --------    --------
          Total expenses        113,401     118,532    231,933         160,653     156,579     142,565    113,110     572,907
                               --------    --------   --------        --------    --------    --------   --------    --------
Net income (loss)              $ 64,961    $ 75,771   $140,732        $(41,669)   $ (1,687)   $ 19,764   $ 61,388    $ 37,796
                               ========    ========   ========        ========    ========    ========   ========    ========




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